Exhibit 10.4
Textron Inc.

PERFORMANCE SHARE UNIT PLAN FOR TEXTRON EMPLOYEES
(July 25, 2007)

The 1999 Long-Term Incentive Plan for Textron Employees (“1999 LTIP”), when it was approved by shareholders in 1999, contained provisions relating to Performance Share Units (“PSUs”).  In 2004, shareholders approved a proposal that removed PSUs from the 1999 LTIP since PSUs are cash-based rather than share-based compensation.  As a result of the proposal, the terms that had governed PSUs did not change; rather, these terms were merely separated from the terms that remained a part of the 1999 LTIP.  The Performance Share Unit Plan for Textron Employees (“PSU Plan” or the “Plan”) formalizes this separation of terms and provisions.

Effective April 25, 2007, the PSU Plan has been replaced by the 2007 Long-Term Incentive Plan for Textron Employees (“2007 LTIP”).  The terms of the PSU Plan will continue to govern PSUs awarded under the PSU Plan.  However, any awards made on or after April 25, 2007, will be governed by the 2007 LTIP.

The Plan is amended and restated as follows, effective July 25, 2007, to incorporate those terms necessary or advisable to ensure that existing PSUs under the Plan are exempt from or comply with Section 409A of the Code:

Article I – General

1.1 Purpose.  This plan authorizes the grant of Performance Share Units to officers and other selected employees of Textron Inc. (“Textron”) and its related companies to induce them to continue as Textron employees and to reward them for improvement in Textron’s long-term performance.

1.2 Administration.  (a) The Board of Directors of Textron (the “Board”) shall appoint from among its members a committee (the “Committee”) consisting of no fewer than three directors, none of whom shall be eligible, and none of whom shall have been eligible at any time within one year prior to or after exercising discretion in administering the Plan, for any award under the Plan or under any other employee benefit plan of Textron or any related company, and all of whom shall certify that they are “outside directors” as defined by the Code.  Unless otherwise specified by the Board, the Committee, for purpose hereof, shall mean the Organization and Compensation Committee of the Board.

(b)	The Committee shall have the power subject to and within the limits of the Plan:

(1) to determine from time to time which eligible persons shall be granted Performance Share Units under the Plan, to fix the number of Performance Share Units covered by each grant and conditions of each grant;

 (2) to construe and interpret the Plan and to establish, amend and revoke rules and regulations for its administration.  The Committee, in exercise of this power, shall generally determine all questions of policy and expediency that may arise and may correct any defect, omission or inconsistency in the Plan or in any agreement evidencing an award hereunder in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(3) to prescribe the terms and provisions of any Performance Share Units granted under the Plan;

(4) generally, to exercise such powers and to perform such acts in connection with the Plan as are deemed necessary or expedient to promote the best interests of Textron.

(c) The Board at any time may designate one or more officers or committees of Textron to act in place of the Committee in making any determination or taking any action under the Plan.  The Employee Benefits Committee of Textron shall have the authority to adopt one or more sub-plans of the Plan applicable to employees located in countries other than the United States for the purpose of complying with applicable laws and regulations of such countries.  Notwithstanding the above, all decisions concerning the Plan relate to persons who are Directors or Corporate Officers of Textron shall be made by the Committee.

(d) The Board at any time may revest administration of the Plan, including all powers and duties of the Committee, in the Board, provided that in any matter relating to administration of the Plan, a majority of the Board and a majority of the directors acting on such matter shall not be eligible, and shall not have been eligible at any time within one year prior thereto, for a grant under the Plan or under any other employee benefit plan of Textron or any related company.  In such all references herein to the Committee shall be deemed to refer to the Board.

(e) All actions of the Board, the Committee or any designate under Section 1.2 in con-nection with the plan shall be final, conclusive and binding.  No member of the Board, the Committee or any designated committee, nor any designated officer, shall be liable for any action taken or decision made in good faith relating to the Plan or any grant or award hereunder.

1.3 Eligibility.  The Committee may grant Performance Share Units under the Plan to any full-time employee of Textron or any related company (determined at the date of grant) who is a corporate, division, segment or subsidiary officer, administrative or professional employee, or other selected employee capable of making a substantial contribution to the success of Textron.  Performance Share Units may be granted to full-time employees who are also members of the Board.  In making grants and determining their form and amount, the Committee shall consider functions and responsibilities of the employee, the employee’s potential contributions to profitability and sound growth of Textron and such other factors, as the Committee deems relevant.

1.4 Grants.  Grants under the Plan may be comprised of Performance Share Units as described in Article II.

1.5 Additional Definitions.  For purposes of this Plan, the following terms shall have the meaning specified in this Section 1.5:

(a)	“Award Period” shall mean the period during which Performance Targets or Performance Measures are to be accomplished.

(b)	“Cause” shall mean a degree of less than acceptable performance as is determined by the Committee.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(d)	“Common Stock” shall mean shares of Textron common stock.

(e)
“Current Value” of a share of Common Stock on any date shall mean the average of the composite closing prices for Textron common stock, as reported in The Wall Street Journal, for ten trading days next following that date.

(f)	“Corporate Officer” shall mean corporate officers of Textron who are not assistant corporate officers.

(g)	“Director” shall mean a member of the Board of Directors of Textron.

(h)
“Early Retirement” shall mean the attainment of any of the following requirements: age 55 with 10 years of Vesting Service, age 60, or 20 years of Vesting Service.  For the purposes of this Plan, “Vesting Service” shall have the meaning ascribed to it in Addendum A of the Textron Master Retirement Plan (January 1, 1998 Restatement).

(i)	“Performance-Based Exception” shall mean the performance-based exception from the tax deductibility limitations of Code section 162(m).

(j)	“Performance Measures” shall mean the performance standards described in Section 2.4 of this Plan.

(k)
“Performance Share Units” shall mean fictional shares of Common Stock accumulated and accounted for under this Plan for the sole purpose of determining the cash amount of any distribution on account of awards earned pursuant to Article III of this Plan.

(l)	“Performance Targets” shall mean the performance standards described in Article III of this Plan

(m)	“Plan” shall mean the Performance Share Unit Plan for Textron Employees.

(n)	“Total Disability” shall mean a permanent mental or physical disability as determined by the Committee.

Article II – Performance Share Units

2.1 Award of Performance Share Units. (a) The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, grant to eligible employees one or more Performance Share Units.  Such grants shall be evidenced in writing.

(b) The existence of the Performance Share Units is for record keeping purposes only and does not require any segregation of assets.

2.2 Conditions of Grant. When a grant of Performance Share Units is made, the Committee shall determine: (1) the number of Performance Share Units included in this grant; (2) the Performance Targets or Performance Measures as described further in Section 2.4; and (3) the Award Period during which the Performance Targets or Performance Measurements are to be accomplished.

2.3 Payment for Performance Share Units.  Payment in respect of earned Performance Share Units shall be due not more than 90 days after the Award Period for such Performance Share Units has ended.  Such payment shall be in the amount determined under Section 2.6, or in a greater amount pursuant to the last two sentences of Section 2.4, and shall be made in a lump sum subject to such terms and conditions as the Committee shall specify.  Payments for Performance Share Units shall be made in cash no later than March 15 of the year following the year in which the Award Period ends.

2.4 Performance Measures and Performance Targets.  Upon making a grant of Performance Share Units, the Committee shall establish the applicable Performance Measures or Performance Targets to be attained for the Award Period as a Condition of the related Performance Shares being earned in whole or part.  Performance Targets shall be established only in terms of the standards set forth in Article V of this Plan.  Attainment of a primary Performance Target in an Award Period shall result in the earning of all of the Performance Share Units related to that Performance Target.  For Corporate Officers only, Awards may not exceed 100% of the value of Performance Share Units related to the applicable Performance Targets.  Failure to attain a minimum Performance Target in an Award Period shall result in the failure to earn any of the Performance Share Units related to that Performance Target.  Attainment between a primary and minimum Performance target in an Award Period shall result in the earning of a portion of the Performance Share Units related to those Performance Targets, determined by a pre-established mathematical formula which shall be determined by the Committee.  The Committee may determine an award less than that determined by the formula, but may not, however, determine an award more than that derived by the formula.  Performance Measures may be expressed in terms of any standard, financial or otherwise, as the Committee may determine.  Performance Share Units related to one or more Performance Measures shall be earned only as determined by the Committee and may not exceed 100% of the value of such Performance Share Units.

In addition to the above targets, stretch targets related to return on invested capital will be established.  Such targets will provide the participants with the opportunity to earn up to an additional 30% of the value of the performance share units.  Performance share units related to one or more performance measures shall be earned only as determined by the committee and may not exceed more than 130% of the value of such units.

2.5 Termination of Employment. (a) If a grantee’s employment with Textron or related company shall terminate for Cause, as determined by the Committee, all of the grantee’s outstanding Performance Share Units will be cancelled immediately.

(b) If the employment with Textron and its related companies of the grantee who is not described in Section 2.5(a) shall end during an Award Period but more than one year after its beginning:

(1) due to death or Total Disability, or after the guarantee has become eligible for Early Retirement, the grantee or the grantee’s successor in interest shall be entitled to payment on account of the Performance Share Units earned during that Award Period, if any, on a pro rata basis, or

(2) otherwise than as described in Section 2.5(b)(1), the grantee or the grantee’s successor in interest shall be entitled to payment on account of the Performance Share Units earned during that Award Period on a pro rata basis only as determined by the Committee.

(c) If a grantee’s employment with Textron and its related companies shall end during an Award Period but one year or less after its beginning, all of the grantee’s Performance Share Units relating to that Award Period shall be cancelled.

2.6 Amount of Payment for Share Units. Any payment with respect to earned Perform-ance Share Units shall be made in cash and shall be in an amount equal to the product of (1) the Current Value of Textron Common Stock on the date on which they are deemed earned, times (2) the number of whole and fractional Performance Share Units which have been earned.  For purposes of this Plan, earned Performance Share Units shall be deemed earned as of the last day of the applicable Award Period unless the Committee determines otherwise.

Article III – Performance-Based Exception

Unless and until the Committee proposes for shareholders to vote and shareholders approve a change in the general Performance Targets set forth in this Article III, the attainment of which may determine the degree of payout and/or vesting with respect to awards to eligible employees which are designed to qualify for the Performance-Based Exception of the Performance Share Units under Article II of this Plan, and, if the Performance Targets to be used for purposes of such grants shall be chosen from among:

(a)	Textron’s earnings per share;

(b)	Net operating profit;

(c)	After-tax profit;

(d)	Return on equity;

(e)	Return on invested capital;

(f)	Economic profit;

(g)	Margins;

(h)	Cash flow; and

(i)	Shareholder value.

The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established Performance Targets; provided, however, that awards which are designed to qualify for the Performance-Based Exception, and which are held by eligible employees, may not be adjusted upward (the Committee shall retain the discretion to adjust such awards downward).

In the event that applicable tax and/or securities laws change to permit Committee dis-cretion to alter the governing Performance Targets without obtaining shareholder approv-al of such changes, the Committee shall have sole discretion to make such changes with-out obtaining shareholder approval.  In addition, in the event that the Committee deter-mines that it is advisable to grant awards, which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code section 162(m).

Article IV – Beneficiaries

4.1 A Participant may designate one or more Beneficiaries to receive Plan benefits payable on the Participant’s account after his or her death.  A Beneficiary may designate one or more Beneficiaries to receive any unpaid Plan benefits to the extent this designation does not contravene any designation filed by the deceased Participant through whom the Beneficiary himself or herself claims under this Plan.  Beneficiaries shall be designated only upon forms made available by or satisfactory to the Employee Benefits Committee or its designee, and filed by the Participant or Beneficiary with that committee or designee.

4.2 At any time prior to his or her death, a Participant or Beneficiary may change his own designation of Beneficiary by filing a substitute designation of Beneficiary with the Employee Benefits Committee or its designee.

4.3 In the absence of an effective designation of Beneficiary, or if all persons so designated shall have predeceased the Participant or shall have died before the complete distribution of Plan benefits, the balance of Plan benefits shall be paid to the Participant’s surviving spouse or, if none, to the Participant’s issue per stirpes or, if no issue, to the executor or administrator of the Participant’s or Beneficiary’s estate, or as otherwise determined by the Employee Benefits Committee in its sole discretion.

4.4 If a Participant’s Compensation or a Plan benefit is community property, any designation of Beneficiary shall be valid or effective only as permitted under applicable law.

4.5 If a Plan benefit is payable to a minor or person declared incompetent or to a person incapable of handling the disposition of his property, the Employee Benefits Committee may direct Textron to pay such Plan benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person.  The Employee Benefits Committee may require proof of incompetency, minority, incapacity or guardianship as it deems appropriate prior to distribution of the Plan benefit.  Such distribution shall completely discharge the Employee Benefits Committee and any Textron Company from all liability with respect to such benefit.

Article V – Miscellaneous

5.1 General Restriction.  Each grant or award under the Plan shall be subject to the re-quirement that, if at any time the Committee shall determine that any listing or registrat-ion of the shares of Common Stock or any consent or approval of any governmental body, or any other agreement or consent, is necessary or desirable as a condition of a grant, an award or issuance of Common Stock or cash in satisfaction thereof, such grant or award may not be consummated unless each such requirement is satisfied in a manner acceptable to the Committee.

5.2 Restrictions on Share Transferability.  The Committee may impose such restrictions on any shares of Common Stock acquired pursuant to this Plan as it may seem advisable, including, without limitation, restrictions under federal securities laws, under the require-ments of any stock exchange or market upon which such shares are then listed or traded, and under any blue sky or state securities laws applicable to such shares.

5.3 Non-Assignability.  No award under the Plan shall be assignable or transferable by the recipient thereof, except by will or by laws of descent and distribution.

5.4 Withholding Taxes.  Whenever payments by Textron are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state and local withholding tax requirements.

5.5 No Right to Employment.  Nothing in the Plan or in any agreement entered into pursuant to it shall confer upon any participant the right to continue in the employment of Textron or a related company or affect any right which Textron or a related company may have to terminate the employment of such participant.

5.6 Non-Uniform Determination.  The determinations under the Plan of the Committee or of any designate (including without limitation its determinations of the persons to receive grants or awards, the form, amount, timing and payment of such grants or awards, the terms and provisions of such grants or awards, and the establishment of Performance Measures or Performance Targets) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

5.7 Related Company.  As used in the Plan, “related company” means any corporation in which Textron at the time in question owns, directly or indirectly, stock possessing 50 percent or more of the total combined voting power of all classes of stock and any corp-oration which at the time in question owns, directly or indirectly, a similar interest in Textron.

5.8 Adjustments for Certain Changes.  (a) The aggregate number of Performance Share Units granted under this Plan shall all be proportionately adjusted for an increase or decrease resulting from a stock split.

(b) The Committee may, in its discretion and for purposes of determining whether Per-formance Measures or Performance Targets have been met, equitably restate Textron’s earnings per share, net operating profit, return on equity or any other standard utilized in establishing the Performance Measures or Performance Targets in order to take into ac-count the effect, if any, of (1) acquisitions or dispositions of businesses by Textron, (2) extraordinary and non-recurring events, (3) a change in capitalization described in Section 5.9 (a), or (4) any change in accounting practices, tax laws or other laws or regulations that, in the opinion of the Committee, significantly affects the financial performance of Textron.

5.9 Change in Control.  (a) Not withstanding any other provision of this Plan, in the event of a change in control as defined in Section 5.9(b):

(1) the Award Period for each outstanding Performance Share Unit shall end, and each such unit shall be deemed to have been earned, as of the end of the Award Period and shall be payable immediately and in full; and

(b) For purposes of this Plan, a “Change in Control” shall occur if (i) any “person” or “group” (within the meaning of Sections 13 (d) and 14 (d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) other than Textron, any “person” who on April 27, 1994 was a director or officer of Textron, any trustee or other fiduciary holding Common Stock under an employee benefit plan of Textron, or related company, or any corporation which is owned, directly or indirectly, by the stockholders of Textron in substantially the same proportions as their ownership of Common Stock, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act) of more than thirty percent (30%) of the then outstanding voting stock of Textron, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by Textron’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof, or (iii) the shareholders of Textron approve a merger or consolidation of Textron with any other corporation, other than a merger or consolidation which would result in the voting securities of Textron outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the shareholders of Textron approve a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of Textron’s assets.

5.10 Amendment or Termination of the Plan.  The Board, without further approval of the shareholders, may at any time terminate the Plan or any part thereof and may from time to time amend the Plan as it may deem advisable.

5.11 Compliance with Code section 162(m).  At all times when Code section 162(m) is applicable, all awards under this Plan shall comply with the requirements of Code section 162(m); provided, however, that in the event the Committee determines that such compliance is not desired with respect to any award or grant under the Plan, then compliance with Code section 162(m) shall not be required.  In addition, in the event that changes are made to section 162(m) to permit greater flexibility with respect to awards or grants available under the plan, the Committee may, subject to this Article V, make adjustments it deems appropriate.

5.12 Compliance with Code section 409A.  The Plan is intended, and shall be interpreted, to provide compensation that is exempt from Code section 409A under the short-term deferral rule (unless a participant makes a valid deferral election under a separate plan).  Textron does not warrant that the Plan will comply with Code section 409A with respect to any participant or with respect to any payment, however.  In no event shall Textron; any related company; any director, officer, or employee of Textron or a related company; or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a participant as a result of the Plan’s failure to satisfy the requirements of Code section 409A, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.